Exhibit 6.15

AMENDED AND RESTATED PURCHASE, BILL OF SALE AND CO-OWNERSHIP AGREEMENT

This Amended and Restated Purchase, Bill of Sale and Co-Ownership Agreement (“Agreement”) is entered into and effective as of the 16th day of November, 2023, by and between: (i) WinStar Farm, LLC a Kentucky limited liability company (“Seller”); and (ii) Commonwealth Thoroughbreds, LLC, a Delaware limited liability company, together with its Affiliates (as defined herein) (“Buyer”) (Seller and Buyer being sometimes hereinafter referred to as “Co-Owners”).

Recitals:

A. Seller and Buyer previously entered into that certain Purchase, Bill of Sale and Co-Ownership Agreement on June 13, 2023 (the “Original Agreement”) regarding the Thoroughbred set forth on Exhibit A, attached hereto and incorporated herein by reference (the “Thoroughbred”).

B. Pursuant to the Original Agreement, Seller sold the undivided fractional interest in the Thoroughbred set forth on Exhibit A hereto (the “Interest”) to Buyer.

C. Buyer intends to sell indirect fractional shares (“Platform Fractional Shares”) in the Thoroughbred pursuant to a public offering on Buyer’s fractional share platform (the “Offering”).

D. Seller and Buyer wish to amend the terms upon which, as Co-Owners of the Thoroughbred, they will race, own and manage the Thoroughbred, as applicable.

E. On February 19, 2021, the parties hereto entered into that certain Bloodstock Agreement and this Agreement is entered into pursuant to the terms thereof. If any terms hereof conflict with the terms of the Bloodstock Agreement, the terms and conditions of this Agreement shall control.

F. The Original Agreement is hereby amended and restated in its entirety as set forth herein. Notwithstanding the foregoing, the Loan Documents (as defined herein) shall remain in full force and effect.

Agreement:

Now, Therefore, the parties hereby agree as follows:

1. The Sale.

1.1 Terms of Sale.

(a) Upon execution of the Original Agreement, Buyer paid Seller, pursuant to a non-recourse promissory note and security agreement (the “Loan Documents”) entered into and effective as of the date of the Original Agreement, the amount set forth on Exhibit A (the “Purchase Price”).

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(b) In consideration of the payment of the Purchase Price, Seller sold, transferred, conveyed, set over, delivered and assigned (or caused to be sold, transferred, conveyed, set over, delivered, and assigned) to Buyer the Interest.

(c) The undivided ownership percentage in the Thoroughbred after the Interest is transferred to Buyer is as set forth on Exhibit A.

1.2 Risk of Loss. Buyer assumes all risk of loss with respect to the Interest acquired by Buyer as of the date of the Original Agreement.

1.3 Title. Seller hereby represents and warrants to Buyer that Seller has upon the date of the Original Agreement, or will cause to be, delivered to Buyer, good and marketable title to the Interest sold and conveyed to Buyer pursuant to this Agreement, free and clear of all liens, claims, liabilities, options, security interests, equities, encumbrances, and charges of any kind whatsoever (except as provided in the Loan Documents), and that Seller has full right, power and authority to sell, transfer, convey, set over, deliver and assign (or to cause to be sold, transferred, conveyed, set over, delivered and assigned) the Interest to Buyer pursuant to the terms of this Agreement.

1.4 DISCLAIMER OF WARRANTIES AND REPRESENTATIONS. SELLER MAKES NO WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, WITH RESPECT TO THE HEALTH, CONDITION, MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE OF THE THOROUGHBRED, ALL OF WHICH WARRANTIES OR REPRESENTATIONS ARE HEREBY EXPRESSLY EXCLUDED AND DISCLAIMED. SELLER MAKES NO WARRANTY, EXPRESS OR IMPLIED, WITH RESPECT TO THE RACING ABILITY OR ELIGIBILITY OF THE THOROUGHBRED OR THE FERTILITY OF THE THOROUGHBRED.

2. The Co-Ownership.

2.1 Term. The following terms and conditions governing the ownership of the Thoroughbred shall take effect concurrently with the sale of the Interest, and shall continue in full force and effect until the death of the Thoroughbred, sale of all of Buyer’s interest in the Thoroughbred, or the termination of this Agreement by the written consent of all Co-Owners.

2.2 Relationship Among Co-Owners. The relationship among Co-Owners shall be that of tenants-in-common of the Thoroughbred. Nothing contained herein shall be deemed to create a joint venture, partnership, corporation or other relationship among Co-Owners other than that of tenancy-in-common.

2.3 Management of the Thoroughbred; Sale.

(a) The Thoroughbred will be managed jointly by the Co-Owners from the date of acquisition through the date of disposition. All material decisions related to the Thoroughbred’s racing career, including the selection of a trainer for the Thoroughbred, will be made jointly by the Co-Owners. If a disagreement exists between the Co-Owners concerning the initial designation of the trainer for the Thoroughbred, and good faith negotiations among the parties do not resolve the impasse, either Co-Owner may require the other party to submit the decision to John Stuart to break the impasse and his decision shall be binding on both Co-Owners.

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(b) The Thoroughbred will not be retired from racing or disposed of without the agreement of the Co-Owners. The Co-Owners will jointly develop an exit strategy for the sale or other disposition of the Thoroughbred at the completion of its racing career and will jointly negotiate any sale, syndication, co-ownership or other agreement necessary to implement the agreed upon strategy.

(c) The Co-Owners will oversee the day-to-day management of the Thoroughbred, including oversight of pre-training, training, transportation, veterinarian issues, and all standard management practices necessary for the care of the Thoroughbred from the date of acquisition through the date of disposition.

(d) The Co-Owners will jointly consider any inquiries or offers to purchase an interest in the Thoroughbred.

(e) Notwithstanding Section 5 of this Agreement, if a disagreement exists between the Co-Owners concerning the management of the Thoroughbred or relating to the relationships, rights, duties, or obligations under this Section 2.3 (a “Management Dispute”) and good faith negotiations between the Co-Owners do not resolve the Management Dispute, either Co-Owner may require the other Co-Owner to submit the Management Dispute to the then current trainer of the Thoroughbred. Such Management Dispute shall be decided by the then current trainer of the Thoroughbred, whose decision shall be memorialized in writing and shall be binding upon all parties hereto.

(f) All monies earned and received from the racing of the Thoroughbred shall be accounted for and distributed pro-rata amongst Co-Owners.

2.4 Standard of Care. Co-Owners shall apply the degree of care customarily employed by persons who manage thoroughbreds for racing purposes in first class thoroughbred operations, and shall not be liable for the loss of, theft of, or injury to the Thoroughbred unless it is established by clear and convincing evidence that such care was not employed; provided, however, that (a) any such liability shall in no event exceed the Purchase Price; and (b) neither Co-Owner shall be liable for, and each Co-Owners is hereby released from liability with respect to, the death of the Thoroughbred to the extent that the Co-Owner making a claim has obtained or could have obtained mortality insurance with regards to the Thoroughbred.

2.5 Required Payments. Each Co-Owner shall be obligated to pay such Co-Owners’ pro rata share, based on their respective percentage ownership of the Thoroughbred, of all reasonable costs, expenses or charges relating to the Thoroughbred, including, but not limited to, the racing, shipment, promotion, maintenance and care of the Thoroughbred, and all boarding, training, racing, veterinarian, farrier, jockey, stakes nomination, entry and starting fees from the effective date of the Original Agreement.

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2.6 Tax Incidents. For income tax purposes, the net profits and losses arising from the ownership and any disposition of the Thoroughbred and each item of income, gain, loss, deduction, credit, or depreciation entering into the calculation of such profits and losses, shall be allocated to and among the Co-Owners as tenants-in-common owners of their undivided interest in the Thoroughbred and not as a partnership or joint venture, each Co-Owner owning their undivided interest in the Thoroughbred which entitles such Co-Owner to its respective share of proceeds therefrom and which obligates such Co-Owner to bear its pro rata losses attributable thereto. Each Co-Owner shall be responsible for filing such Co-Owner’s own federal, state, and local tax returns required to be filed in connection with such Co-Owner’s respective undivided interests in the Thoroughbred and for reporting all their income, deductions, credits relating to such Co-Owner’s respective undivided interest in the Thoroughbred.

2.7 Insurance. Each Co-Owner shall, at such Co-Owner’s option and sole expense, secure and maintain insurance policies insuring such Co-Owner’s interest in the Thoroughbred against mortality or other risks, provided that any Co-Owner who wishes to obtain such insurance coverage shall obtain such coverage in coordination with the other Co-Owner.

2.8 Trophies. All Co-Owners shall be entitled to the trophies won by the Thoroughbred or duplicates thereof. If there are not enough original trophies available for all Co-Owners that desire a trophy, the cost of the duplicate trophies shall be shared among Co-Owners and any other owners of the Thoroughbred on an inverse pro rata basis (for example if Co-Owner 1 owns an undivided 75% fractional interest and Co-Owner 2 owns an undivided 25% fractional interest, the cost of any duplicate trophy would be charged 25% to Co-Owner 1 and 75% to Co-Owner 2).

2.9 Other Activities of Co-Owners. Each of the Co-Owners may engage in other business ventures of every kind and nature, including, but not limited to, the ownership, racing, purchasing, selling of horses wheresoever located. The other Co-Owners shall not have any right in such independent ventures or to the income or profits derived therefrom, nor shall any Co-Owner be required or obligated to afford any other Co-Owner any opportunity to purchase or invest in any horses before such Co-Owner may purchase or invest in such horses individually or with others.

3. Operations.

3.1 Jockey Club Documentation. The Jockey Club certificate of registration for the Thoroughbred shall be endorsed to the syndicate created hereby and delivered in accordance with the instructions of Co-Owners. Each Co-Owner shall maintain all records required by the Jockey Club and shall promptly submit to the Jockey Club all required reports as they become due.

3.2 Registration of Ownership. The Co-Owners shall maintain syndicate records indicating ownership of each undivided fractional interest in the Thoroughbred. Any transfer of ownership of an undivided fractional interest in the Thoroughbred shall include the agreement of the transferee to be bound by all the terms of this Agreement For the avoidance of doubt, such syndicate records shall not include Platform Fractional Shares sold on Buyer’s fractional share platform (i.e., via the sale of series limited liability company interests in Commonwealth Thoroughbreds, LLC).

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3.3 Licensures and Authorizations. Buyer shall be solely responsible, at its sole cost and expense, for obtaining and maintaining any licenses (including racing licenses), permits, or other authorizations that are required with respect to Buyer’s ownership of the Interest or in connection with the Offering. Buyer hereby represents and warrants to Seller that the Offering and the issuance of securities in connection therewith will be in compliance with applicable laws, including federal and state securities laws.

4. Security and Payment Default.

4.1 Seller’s Security Interest. Seller shall have an agricultural lien upon and a security interest in Buyer’s Interest as to which any portion of the amounts billable to Buyer hereunder and so billed have not been paid.

4.2 Payment Default.

(a) In the event Buyer fails to pay any amounts billed to Buyer by Seller within ten (10) days after the date of Seller’s invoice (a “Payment Default”), Seller may assess a service charge of two percent (2%) per month, payable monthly, upon any such delinquent amounts.

(b) Seller shall be entitled to commence legal action against Buyer for a Payment Default upon ten (10) days prior written notice to Buyer.

(c) In the event a Payment Default shall continue for a period of twelve (12) months, Seller shall be entitled to sell the Interest, as agent and attorney-in-fact, for the Buyer.

5. Dispute Resolution.

5.1 Except for a proceeding instituted pursuant to Section 2.3 or Section 4.2 of this Agreement, any disagreement, dispute, controversy or claim arising out of or relating to this Agreement (a “Dispute”) shall be settled by final and binding arbitration. Such arbitration shall proceed in accordance with the arbitration rules of the American Arbitration Association then pertaining (the “Rules”), insofar as such Rules are not inconsistent with the provisions expressly set forth in this Agreement pursuant to the following procedures:

(a) All proceedings before the arbitrators shall be held in the principal city of the county or state having jurisdiction over the location where Thoroughbred is boarded or such other more convenient location as the arbitrators may select.

(b) The arbitration shall be held before a panel of three arbitrators, one designated by Seller and one designated by Buyer, and one selected by the first two arbitrators so designated.

(c) The costs and fees of the arbitration, including attorneys’ fees of the parties, shall be allocated by the arbitrators.

(d) The award rendered by the arbitrators shall be final unless proven to be in manifest disregard of law, arbitrary and capricious, or completely irrational and judgment may be entered in accordance with applicable law and in any court having jurisdiction thereof.

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(e) The existence and resolution of the arbitration shall be kept confidential by Seller and the Buyer and by the arbitrators except as required by law or may be necessary in connection with the enforcement of the award.

5.2 Jurisdiction, etc. No Dispute shall be submitted to arbitration and no action for the breach of any provision of this Agreement or in connection with Thoroughbred or the operation hereof, other than an action specified in Section 4.2, may be commenced more than two (2) years after a Co-Owner’s discovery of the event giving rise to such cause of action. Each Co-Owner consents to the jurisdiction of all courts located within Fayette County, Kentucky for the purpose of enforcing the arbitration provisions of this Section 5 and for the purpose of enforcing any award or finding made by the arbitrators pursuant to this Section 5 and also consents to the venue of any such action or proceeding in such courts (all parties hereby waiving any defense of forum non conveniens).

6. Miscellaneous.

6.1 Notices. Any notice being given to any party in connection with this Agreement shall be in writing, shall be given by means of nationally-recognized overnight courier service such as UPS or FedEx, and shall be deemed to have been given when received upon delivery. Any such notices shall be given to the addressee at the address set forth in the first paragraph of this Agreement, or at such other addresses as may hereafter be designated by notice in accordance with this Section.

6.2 Assignment. Except in connection with offering and conveying Platform Fractional Shares on Buyer’s fractional share platform (i.e., via the sale of series limited liability company interests in Commonwealth Thoroughbreds, LLC), Buyer may not assign any of its rights or delegate any of its obligations under this Agreement or in the Interest (or any part thereof) without the prior written consent of Seller. Buyer agrees to indemnify, defend, and hold harmless Seller from any costs, expenses and liabilities arising from a breach or alleged breach of one or more representations or warranties made by Buyer or any of its Affiliates in connection with the sale or transfer of indirect fractional interests in the Interest (including Platform Fractional Shares), regardless of whether such transfer or sale is consummated on Buyer’s fractional share platform or otherwise. Seller may not assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of Buyer; provided, however, that nothing herein shall prohibit Seller from selling or otherwise transferring its undivided fractional interest or any part thereof.

6.3 Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective legal representatives, successors and permitted assigns.

6.4 Affiliates Defined. As used in this Agreement, an “Affiliate” of a Co-Owner means, with respect to any specified Co-Owner, any person or entity that, directly or indirectly through one or more entities, controls or is controlled by, or is under common control with, such specified Co-Owner. As used herein, “controls”, “control” and “controlled” means the possession, direct or indirect, of the power to direct the management and policies of a party, whether through the ownership of ten percent (10%) or more of the voting interests of such party, through contract or otherwise. For the avoidance of doubt, WinStar Ventures LP is an Affiliate of Seller and Buyer is an Affiliate of Commonwealth Thoroughbreds, LLC, but neither WinStar Ventures LP nor Seller shall be considered Affiliates of Buyer or Commonwealth Thoroughbreds, LLC.

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6.5 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Kentucky without regard to any conflict of laws or choice of laws principle which would result in the application of any laws other than those of the Commonwealth of Kentucky.

6.6 Consent to Jurisdiction. The parties consent and voluntarily submit to the personal jurisdiction of the courts of the Commonwealth of Kentucky located in Fayette County, Kentucky and the United States District Court for the Eastern District of Kentucky.

6.7 Amendment or Modification. This Agreement shall not be amended or modified without the written consent of all Co-Owners.

6.8 Execution. This Agreement may be executed in multiple counterparts, none of which need contain the signatures of all parties hereto, and all of which counterparts together shall constitute one and the same instrument.

6.9 Time is of the Essence. Time shall be of the essence in the performance of all obligations under this Agreement.

6.10 Controlling Document. The Amended and Restated Purchase Option, Bill of Sale and Co-Ownership Agreement is the controlling document on the rights and responsibilities of the co-owners with respect to Head of the Class.

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In Witness Whereof, the undersigned have duly executed this Agreement, or have caused this Agreement to be executed by its duly authorized representative, as of the day and year first above written.

WinStar Farm, LLC,
a Kentucky limited liability company

By:	/s/ W. Elliott Walden

Name:	W. Elliott Walden

Title:	President, CEO

(“Seller”)

Commonwealth Thoroughbreds, LLC,
a Delaware limited liability company

By:	/s/ Brian Doxtator

Name:	Brian Doxtator

Title:	CEO

(“Buyer”)

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EXHIBIT A

Summary of Purchase and Other Terms

Capitalized terms used herein and not defined herein shall have the meaning set forth in the Purchase, Bill of Sale and Co-Ownership Agreement (the “Agreement”) to which this Exhibit A is attached

1.	Thoroughbred: Thoroughbred horse HEAD OF THE CLASS (2021) by AWESOME SLEW out of CASH RESERVE by DISTORTED HUMOR (the “Thoroughbred”).

2.	Interest: An undivided twenty-five percent (25%) fractional interest

3.	Purchase Price: $175,000

4.	Ownership of Thoroughbred after Transfer:

WinStar Farm, LLC (“Seller”):	55%

Commonwealth Thoroughbreds, LLC (“Buyer”):	25%

Other	20%

5.	Silks: The name and silks under which the Thoroughbred shall race shall be as follows:

The Thoroughbred shall race in the silks and colors of WinStar Farm, LLC and thereafter every fourth race in the silks and colors CMNWLTH. The Thoroughbred shall race in the names of WinStar Farm, LLC, CMNWLTH, and such other applicable owners.

6. Other:

6.1 Buyer has physically inspected the Thoroughbred and is satisfied with the physical inspection. The Buyer has caused, or declined to cause, the Thoroughbred to be examined by a licensed veterinarian acceptable to Buyer and Buyer’s insurance company, and, if applicable, has obtained from said veterinarian an opinion, satisfactory to Buyer, in its sole discretion, certifying that the Thoroughbred is suitable for racing and is otherwise an acceptable horse for Buyer and is fully insurable.

6.2 Upon the closing of the Interest, Buyer and Seller shall execute, as applicable, and exchange a Non-Recourse Promissory Note and Security Agreement for payment of the Purchase Price and a Bill of Sale and Assignment containing all of the standard warranties of title and disclaimers of all other warranties and evidencing the conveyance of the Interest to Buyer.

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6.3 Seller hereby represents and warrants to Buyer that the consummation of the transactions contemplated in the Agreement and this Exhibit A, the execution of the Agreement and this Exhibit A and the fulfillment of the terms thereof and hereof will not result in any breach of the terms and the provisions of, nor constitute a default under, nor conflict with, any material agreement or other instrument to which Seller is bound, any judgment, decree, order or award of any court, governmental body or arbitrator to which Seller is bound. Seller is a limited liability company with full capacity and power and authority to execute, deliver and perform the Agreement and this Exhibit A and all other documents referred to herein.

6.4 Buyer hereby represents and warrants to Seller that the consummation of the transactions contemplated in the Agreement and this Exhibit A, the execution of the Agreement and this Exhibit A and the fulfillment of the terms thereof and hereof will not result in any breach of the terms and the provisions of, nor constitute a default under, nor conflict with, any material agreement or other instrument to which Buyer is bound, or any judgment, decree, order or award of any court, governmental body or arbitrator to which Buyer is bound. Buyer is a limited liability company with full capacity and power and authority to execute, deliver and perform the Agreement and this Exhibit A and all other documents referred to herein.

6.5 BUYER HEREBY ACCEPTS RISK OF LOSS AND TITLE TO THE INTEREST IN THE THOROUGHBRED ON AN “AS IS” AND “WITH ALL FAULTS” BASIS.

6.6 This Exhibit A shall be governed by and construed in accordance with the laws of the Commonwealth of Kentucky without regard to any conflict of laws or choice of laws principle which would result in the application of any laws other than those of the Commonwealth of Kentucky.

6.7 This Exhibit A may be executed in multiple counterparts, none of which need contain the signatures of all parties hereto, and all of which counterparts together shall constitute one and the same instrument.

[Signature Page to Exhibit A Follows]

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In Witness Whereof, the undersigned have duly executed this Exhibit A, or have caused this Agreement to be executed by its duly authorized representative, as of June 13, 2023.

WinStar Farm, LLC,
a Kentucky limited liability company

By:	/s/ W. Elliott Walden

Name:	W. ELLIOTT WALDEN

Title:	PRESIDENT & CEO

(“Seller”)

Commonwealth Thoroughbreds, LLC,
a Delaware limited liability company

By:	/s/ Brian Doxtator

Name:	Brian Doxtator

Title:	CEO

(“Buyer”)

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